Exhibit 1

Canadian Superior Energy Inc. Announces Appointment of Additional Directors

CALGARY, Alberta—(BUSINESS WIRE)—Nov. 3, 2005—Canadian Superior Energy Inc. (TSX:SNG - News; AMEX:SNG - News; “Canadian Superior”) of Calgary, Alberta, Canada is pleased to announce today the appointment of Michael (Mike) Coolen, Halifax, Nova Scotia and Kaare (Kory) Idland, Red Deer, Alberta to the Board of Directors of Canadian Superior.

Mr. Coolen has been and is Canadian Superior’s Vice President, East Coast Operations, and joined Canadian Superior in July 2001 establishing the Company’s Halifax, Nova Scotia office, and has been instrumental in heading up Canadian Superior’s East Coast Canada drilling operations. Mike is a graduate mechanical engineer from the Nova Scotia Technical College and Dalhousie University and has over 30 years experience in the oil and gas business and, prior to joining Canadian Superior, worked for Mobil Oil Canada for 20 years in a variety of senior technical and management positions, including being an original team member on the Sable Offshore Energy Project, and a senior manager during the Sable Project.

Mr. Idland is the founder and owner, and President and Chief Executive Officer of Kidd Construction Ltd., of Red Deer, Alberta, one of Alberta’s largest independent oil and gas construction service companies. Kory founded Kidd Construction in 1960 and is a well known member of the Alberta business community with extensive knowledge of the oil and gas industry.

Commenting today, Greg Noval, President and Chief Executive Officer of Canadian Superior, said, “On behalf of the management and staff of Canadian Superior I am very pleased to welcome both Mike and Kory to our Board of Directors. They bring a wealth of talent and experience to Canadian Superior’s Board of Directors and are a welcomed addition to our Board.”

Canadian Superior is a Calgary, Alberta based oil and gas exploration and production company with operations in Western Canada, offshore Trinidad and Tobago and offshore Nova Scotia. See Canadian Superior’s website at www.cansup.com to review Canadian Superior’s Western Canadian Operations, Trinidad and Tobago holdings and the Company’s offshore Nova Scotia interests.

Canadian Superior Energy Inc. (TSX:SNG - News; AMEX:SNG - News)

Contact:

Canadian Superior Energy Inc.

Investor Relations

(403) 294-1411

Fax: (403) 216-2374

Website: www.cansup.com

OR

Canadian Superior Energy Inc.

Suite 3300, 400 - 3rd Avenue S.W.

Calgary, Alberta

Canada T2P 4H2